EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement ("Agreement") is dated March 24, 2003, and is entered into between Foamex International Inc., a Delaware corporation (the "Company"), and K. Douglas Ralph ("Executive").

     WHEREAS, the Company and Executive executed a Letter Agreement, dated January 31, 2003 (the "Letter Agreement"), governing the terms of Executive's employment with the Company; and

     WHEREAS, Executive commenced employment with the Company on February 3, 2003; and

     WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive's employment with the Company in this Agreement, which is intended to supersede the Letter Agreement.

     NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I

                     Employment, Duties and Responsibilities

     1.1 Employment. Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company. Executive hereby accepts such employment. Executive agrees to devote his full business time and efforts to promote the interests of the Company; provided, however, the foregoing shall not prevent Executive from devoting a portion of his time and efforts to his personal affairs or serving on the boards of other for-profit and not-for-profit entities so long as such activities do not materially interfere with the performance of his duties hereunder; and further provided that with respect to serving on the board of any for-profit entity, Executive shall have obtained the prior consent of the Board of Directors of the Company (the "Board"). Executive shall perform his duties at the principal executive offices of the Company in Linwood, Pennsylvania, except for required travel on the Company's business.

     1.2 Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with his positions as Executive Vice President and Chief Financial Officer, and as may be assigned to Executive from time to time by the Company's Chief Executive Officer.

                                   ARTICLE II

                               Term of Employment

2.1      Term.
         ----

         (a) The term of this Agreement (the "Term") shall commence on February 3, 2003 (the "Effective Date") and shall have an initial term of one year; provided, however, that on each anniversary of the Effective Date commencing February 3, 2004, the Term shall be automatically extended for one additional year, unless either party hereto gives written notice of its election not to so extend the Term at least 30 days prior to the applicable anniversary date.

         (b) Executive represents and warrants to the Company that (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no agreements by which he is currently bound relating to employment or which contain any post-employment restrictions whatsoever.

                                  ARTICLE III

                            Compensation and Expenses

     3.1 Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of ARTICLE V hereof):

         (a) Salary. The Company shall pay Executive a base salary during the Term ("Base Salary"), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of at least $290,000 per annum. The Base Salary will be reviewed annually by the Compensation Committee of the Board.

         (b) Benefits. Executive shall participate during the Term in such 401(k), pension, supplemental executive retirement plan, life insurance (including the Executive Split-Dollar Life Insurance Program), health, disability and major medical insurance plans, and in such other senior executive officer benefit plans and programs, as may be maintained from time to time by the Company during the Term, in each case to the extent and in the manner available to other senior executive officers of the Company and subject to the terms and provisions of such plans or programs.

             (i) During the Term, Executive shall be eligible to earn fiscal year target bonus awards in accordance with the Management Incentive Programs in effect each year. In accordance with the 2003 Plan you will be eligible for a target bonus award for 2003 of 50% of your Base Salary. One-third of your target award for 2003 will be guaranteed and will be payable on or before March 31, 2004. The bonus for each year ("Annual Bonus") shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria communicated to Executive for such fiscal year. The Annual Bonus shall be awarded pursuant the Foamex Salaried Incentive Plan (the "SIP") and except as otherwise provided for herein, shall be subject to the terms and conditions of the SIP.

Notwithstanding the forgoing, Executive shall be entitled to receive such other incentive compensation as the Compensation Committee of the Board may, in its sole discretion, award.

             (ii) In the event Executive's employment is terminated on account of death or Disability (as defined in Section 5.3) or Executive's employment is terminated by Executive for Good Reason (other than in connection with a Change in Control (as defined in Section 5.9 below)) or by the Company without Cause (as defined in Section 5.1), Executive shall receive and shall be awarded a pro-rata portion of the Annual Bonus otherwise payable with respect to the fiscal year in which such event occurs.

         (c) Vacation. Executive shall be entitled to a paid vacation of not less than four (4) weeks per year, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers during the Term.

         (d) Options.

             (i) Executive shall be granted options (the "Options") to purchase 35,000 shares of common stock of the Company (the "Common Stock") at a price per share equal to the fair market value of a share of the Common Stock on the Effective Date. Such Options shall be granted under the Company's existing stock option plan to the extent shares are available for issuance thereunder. The Options shall vest as to 7,000 of the Options on each of the first, second, third, fourth and fifth anniversaries after the Effective Date;

             (ii) Executive shall also receive "Performance Options" to purchase on additional 35,000 shares which shall vest over a three year period, subject to the targeted financial performance of the Company;

             (iii) If Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause within the twenty-four (24) month period commencing on the date of a Change in Control, all unvested Options shall become fully vested and exerciseable. Upon any termination of employment, all Options which were vested or which vest as of the date of such termination shall continue to be exerciseable for a period of (A) one year, if such termination is for a reason described in the provisio of the preceding sentence, and (B) 90 days from such date if such termination occurs for any other reason, and all unvested Options shall lapse and be canceled.

     3.2 Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

                                   ARTICLE IV

                                Exclusivity, Etc.

     4.1 Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Except as set forth in Section 1.1, Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.2 and Section 1.1. Executive agrees that all of his activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

     4.2 Other Business Ventures. Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

     4.3 Confidentiality; Non-competition.
         ---------------------------------

         (a) Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive's obligation under this Section 4.3 (a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

         (b) If Executive's employment is terminated for any reason other than for Cause, Executive shall not for a period of one year from the date of such termination, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive's employment; (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's contract of employment or agency, as the case may be, with the Company or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section 4.3(b) shall not prevent Executive from acquiring securities representing not more than 5% of the outstanding voting securities of any publicly held corporation.

                                   ARTICLE V

                                   Termination

     5.1 Termination by the Company. The Company shall have the right to terminate Executive's employment at any time, with or without "Cause," subject to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, "Cause" shall mean (i) substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company, (ii) gross misconduct including, without limitation, embezzlement, fraud, or misappropriation, or (iii) the commission of a felony. The Company's decision under Section 2.1 to not extend this Agreement shall be considered a termination without Cause.

     5.2 Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.

     5.3 Disability. In the event that Executive shall suffer a Disability (as defined below), the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.4 hereof. For purposes of this Agreement, the term "Disability" means a physical or mental condition which have prevented Executive from performing satisfactorily his duties hereunder for a period of at least 90 consecutive days in any 365 day period or 120 non-consecutive days within any 365 day period.

     5.4 Termination by Executive for Good Reason. This Agreement may be terminated by Executive upon thirty (30) days' prior written notice to the Company at any time within ninety (90) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for termination, unless otherwise agreed to in writing by Executive: (i) there is a Change in Control of the Company (as hereinafter defined); (ii) the Company and any subsidiaries sell, lease or otherwise transfer all or substantially all of their assets to an entity which has not either assumed the Company's obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Executive and such entity; (iii) a material diminution occurs in the duties or responsibilities of Executive and such diminution is not cured within 15 days after written notice of the same is received by the Company; (iv) the Company's failure to pay compensation or grant Options as required hereunder and such failure is not cured within 15 days after written notice of the same is received by the Company; (v) Executive is removed from the position of Executive Vice President and Chief Financial Officer of the Company; (vi) the principal executive offices of the Company are moved to a location more than fifty (50) miles from its current location or (vii) a liquidation or dissolution of the Company occurs.

     5.5 Effect of Termination.
         ----------------------

         (a) In the event of termination of Executive's employment for any reason, the Company shall pay Executive (or his beneficiary in the event of his death) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination.

         (b) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability, the Company shall continue to pay Executive his then Base Salary over the twelve (12) month period commencing on the date Executive's employment is terminated (the "Severance Term") in accordance with the Company's regular payroll policies. Notwithstanding the foregoing, in the event Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause, death or Disability within the twelve (12) month period commencing on the date of a Change in Control, Executive's Change in Control Protection Agreement with the Company attached hereto as Exhibit A shall govern.

         (c) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than Cause or Disability, Executive shall be entitled medical coverage under the Company's medical plan in accordance with Section 3.1(b) during the Severance Term. Upon the expiration of the Severance Term Executive shall be eligible to elect medical continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     5.6 Other Awards. Except as otherwise provided in Section 3.1(e)(i) hereof, Executive's rights upon termination of employment with respect to stock options or other incentive awards not covered by this Agreement shall be governed by the terms and conditions in the respective stock option agreements or awards.

     5.7 Full Settlement. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company's employee benefit plans.

     5.8 Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that for purposes of this clause (a) the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any corporation controlled by the Company, (3) any acquisition by any corporation pursuant to a transaction which complies with (A), (B) and (C) of clause (c) of this Section 5.9; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

         (c) The consummation of a recapitalization, restructuring, exchange of equity for debt or debt for equity or a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Transition"), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting form such Business Transition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially, the same proportions a their ownership, immediately prior to such Business Transition of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person who beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Transition or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business Transition and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Transition were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Transition; or

         (d) The approval by the shareholders of the Company of the Company of a complete liquidation or dissolution of the Company.

     5.9 Obligations Absolute; Withholding.
         ----------------------------------

         (a) The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) Executive's receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of his employment under this Agreement, or
(ii) any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else.

         (b) All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

                                   ARTICLE VI

                                                   Miscellaneous

     6.1 No Mitigation. Executive shall not be required to mitigate damages resulting from his termination of employment.

     6.2 Indemnification. In addition to all other rights Executive may have under the Company's and any subsidiary's articles and bylaws, under any director and officer liability policy or as a matter of law, the Company, for itself and on behalf of all subsidiaries, shall defend, indemnify and hold Executive harmless from and against any and all claims, demands, actions, proceedings, losses, damages, and expenses (including reasonable attorneys' fees and court costs) arising out of Executive's services as a director, officer and employee of the Company and its subsidiaries, to the fullest extent permitted under Delaware law. This Section 6.2 shall survive termination of this Agreement and Executive's employment with the Company for any reason whatsoever.

     6.3 Benefit of Agreement; Assignment; Beneficiary.
         ----------------------------------------------

         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

     6.4 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to Foamex International Inc., 1000 Columbia Avenue, Linwood, Pennsylvania 19096,
Attention: Vice President-Human Resources, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to his then current home address as shown on the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

     6.5 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     6.6 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     6.7 Headings. The Article and Section headings herein are for convenience of reference only do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     6.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Pennsylvania without reference to the principles of conflict of laws.

     6.9 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

     6.10 Arbitration. Except for disputes with respect to Article 4 hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

     6.11 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     6.12 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.


                                     FOAMEX INTERNATIONAL INC.


                                     By:  /s/ Gregory J. Christian
                                        ----------------------------------------
                                             Name: Gregory J. Christian
                                             Title: Executive Vice President and
                                                      General Counsel



                                          /s/ K. DOUGLAS RALPH
                                        ----------------------------------------
                                            K. DOUGLAS RALPH

                                    EXHIBIT A
                                    ---------

                            FOAMEX INTERNATIONAL INC.
                     CHANGE IN CONTROL PROTECTION AGREEMENT


         This Change in Control Protection Agreement (this "Agreement"), dated as of February 3, 2003 (the "Effective Date"), is entered into between Foamex International Inc., a Delaware Corporation (the "Company"), and K. Douglas Ralph ("Executive").

         WHEREAS, the Company desires to provide Executive with additional employment security in the event that the Company undergoes a change in control, as described herein, and Executive desires to receive such additional security; and

         WHEREAS, Executive and the Company desire to set forth the terms and conditions of such additional employment security in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Executive and the Company hereby agree as follows:

               (a) Definitions. For purposes of this Agreement:

                    (i) "Board" shall mean the Board of Directors of the Company.

                    (ii) "Change in Control" shall mean:

                                (A) The acquisition by any individual, entity or
             group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of "beneficial ownership" (as defined below) of 25% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this -------- ------- clause (i) the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company or any corporation controlled by the Company; (3) any acquisition by any corporation pursuant to a transaction which complies with (A), (B) and (C) of clause (iii) of this Section 1(b);

                                (B) Individuals who, as of the date hereof,
             constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that anyindividual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                                (C) The consummation of a recapitalization,
             restructuring, exchange of equity for debt or debt for equity or a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Transaction"), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined below), respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Transaction; or

                                (D) The approval by the shareholders of the
             Company of a complete liquidation or dissolution of the Company.

         For purposes of this Section 1(b), "beneficial ownership" or "beneficial owner" shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided, however, that such Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, a merger agreement, or similar agreement, until the consummation of the transaction contemplated by such agreement.

             (iii) "Cause" shall mean (i) the substantial and continued willful failure by Executive to perform his duties to the Company which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 30 days after written notice of such failure is delivered to Executive by the Company; (ii) an act of gross misconduct by Executive involving the Company including, without limitation, embezzlement, fraud, or misappropriation; or
(iii) Executive's conviction of, or pleading guilty or no contest to, a felony.

             (iv) "Disability" means a physical or mental condition which has prevented Executive from performing satisfactorily his duties to the Company for a period of at least 90 consecutive days in any 365 day period or 120 non-consecutive days within any 365 day period.

             (e) "Good Reason" shall mean the occurrence of any of the following events without the consent of Executive (i) the Company and any subsidiaries sell, lease or otherwise transfer all or substantially all of their assets to an entity which has not assumed the Company's obligations under this Agreement;
(ii) a material diminution in the duties or responsibilities of Executive and such diminution is not cured within 15 days after written notice of the same is received by the Company; (iii) the Company's failure to pay any compensation then due to Executive and such failure is not cured within 15 days after written notice of the same is received by the Company; (iv) the principal executive offices of the Company are moved to a location more than fifty (50) miles from either Linwood, Pennsylvania or, if the Company's principal executive office has been moved (prior to the Operative Date) from Linwood, Pennsylvania to some other location, such location; (v) a liquidation or dissolution of the Company occurs; or (vi) Executive is removed from the position of Executive Vice President and Chief Financial Officer of the Company.

             (f) "Operative Date" means the first date on which a Change in Control shall have occurred.

             (b) Term of this Agreement. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the first date on or following the first anniversary of the Operative Date on which the Company and Executive have fully satisfied their respective obligations under this Agreement.

             (c) Stock Options. In the event that Executive is employed on the Operative Date, all stock options previously granted to Executive by the Company, whether pursuant to any plan or program of the Company or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable effective immediately prior to the Operative Date.

             (d) Termination following a Change in Control.

             (i) If Executive's employment is terminated during the twelve (12) month period following the Operative Date by the Company without Cause (other than as a result of the death or Disability of Executive) or by Executive with Good Reason (any such termination, a "Qualifying Termination"), the Company shall, (i) pay to Executive his accrued but unpaid base salary through the date of the Qualifying Termination; (ii) pay to Executive an amount, payable in twenty-four equal monthly installments in accordance with the Company's regular payroll policies, equal to two times the sum of (A) the greater of (x) Executive's annual base salary in effect immediately prior to the Operative Date, and (y) Executive's annual base salary as of the date of such Qualifying Termination, and (B) Executive's annual bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year of the Company during which the Qualifying Termination occurs; and
(iii) continue Executive's participation in the health, medical and life insurance benefits and/or coverage provided to Executive either (1) immediately prior to the Operative Date, or (2) as of the date of such Qualifying Termination, whichever is more favorable to Executive; provided, however, that
(a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of two years following such Qualifying Termination, and (c) Executive shall cease to be covered by medical and/or dental plans of the Company at such time Executive becomes covered by like plans of another company.

             (ii) Notwithstanding Section 4(a), if (i) any Payment (as defined in Section 6(a)) would be subject to an Excise Tax (as defined in Section 6(a)), and (ii) the aggregate value of all Payments (the "Contingent Payments") which are described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), does not exceed the product of (x) 1.10, multiplied by
(y) the amount of Executive's "includible compensation" for purposes of Section 280G of the Code, multiplied by (z) 2.99, then the Company shall reduce the amount of any Contingent Payments otherwise due to Executive to the extent necessary such that the total aggregate value of Contingent Payments shall be equal to the product of clauses (y) and (z) above. In the event that any Contingent Payments are required to be reduced by the Company pursuant to this
Section 4(b), Executive may direct in writing to the Company the Contingent Payments to be so reduced, subject to the consent of the Company, not to be unreasonably withheld.

             (e) Special Circumstances. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive's employment is terminated prior to the Operative Date under circumstances that would have constituted a Qualifying Termination if such circumstances occurred after the Operative Date; (ii) such termination (or event constituting Good Reason for such termination) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control or was otherwise in anticipation of a Change in Control; and

(iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) or such anticipated Change in Control does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment shall be treated as the Operative Date and such termination shall be treated as a Qualifying Termination.

             (f) Gross-Up Payment. Any determination pursuant to this Section 6 shall be made only after giving effect to Section 4(b).

             (i) If it is determined (as hereafter provided) that any payment (other than the Gross-Up Payment provided for in this Section 6) or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (ii) Subject to the provisions of Section 6(f) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company, which may be the Company's regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for the Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

             (iii) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(b) hereof.

             (iv) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

             (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 6(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

             (vi) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                                (A) provide the Company with any written records
             or documents in his possession relating to such claim reasonably requested by the Company;

                                (B) take such action in connection with
             contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                                (C) cooperate with the Company in good faith in
             order effectively to contest such claim; and

                                (D) permit the Company to participate in any
             proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (vii) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 6(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6. If, after the receipt by Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 6, the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 6.

             (g) Confidentiality. Executive agrees that he will not, whether before or after the Operative Date, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive's obligation under this Section 7 shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) was known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive; or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

             (h) Entire Agreement. Except for the Employment Agreement dated March 24, 2003, between the Company and Executive, this Agreement constitutes the complete and full agreement between Executive and the Company concerning the subject matters hereof and, in the event that Executive becomes entitled to any payment or payments hereunder, Executive shall have no right to receive any additional payment from the Company or any of its affiliates that is in the nature of severance.

             (i) No Mitigation. Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any provision of this Agreement.

             (j) Arbitration. Any dispute between the parties hereto in connection with or arising out of this Agreement or any of its terms and provisions shall be submitted to arbitration in New York, New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

             (k) Successors.

             (i) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

             (ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

             (l) Miscellaneous.

             (i) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflicts of laws.

             (ii) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                           If to Executive:

                           [Intentionally Omitted]

                           If  to the Company:

                           Foamex International Inc.
                           1000 Columbia Avenue
                           Linwood, Pennsylvania 19061
                           Attn: Executive Vice President - Human Resources
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

             (iii) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, State or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf, as of the day and year first above written.

                                                     FOAMEX INTERNATIONAL INC.



                                              By: /s/ Gregory J. Christian
                                                  ------------------------------
                                              Name: Gregory J. Christian
                                              Title: Executive Vice President
                                                        and General Counsel



                                                  /s/ K. Douglas Ralph
                                                 ------------------------------
                                                     K. Douglas Ralph







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